EXHIBIT 97.1
ASURE SOFTWARE, INC.
DODD-FRANK CLAWBACK POLICY

    The Board of Directors (the “Board”) of Asure Software, Inc. (the “Company”) has adopted this clawback policy (the “Policy”) as a supplement to any other clawback policies in effect now or in the future at the Company to provide for the recovery of erroneously awarded Incentive-Based Compensation from Executive Officers. This Policy shall be interpreted to comply with the clawback rules found in 17 C.F.R. §240.10D and Listing Rule 5608(c) of the Nasdaq Stock Market (the “Exchange”), and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

1. Definitions. 17 C.F.R. §240.10D-1(d) defines the terms “Executive Officer,” “Financial Reporting Measures,” “Incentive-Based Compensation,” and “Received.” As used herein, these terms shall have the same meaning as in that regulation.

2. Application of the Policy. This Policy shall only apply in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In the event of such an accounting restatement, the Company will recover reasonably promptly the Erroneously Awarded Compensation Received in accordance with this Policy.

3. Recovery Period. The Incentive-Based Compensation subject to clawback is the Incentive-Based Compensation Received by an Executive Officer (1) after beginning service as an Executive Officer and (2) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in section 2, provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question (whether or not such person is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company). The date that the Company is required to prepare an accounting restatement shall be determined pursuant to 17 C.F.R. §240.10D-1(b)(1)(ii).

(a) Notwithstanding the foregoing, the Policy shall only apply if the Incentive-Based Compensation is Received (1) while the Company has a class of securities listed on the Exchange and (2) on or after October 2, 2023.

(b) See 17 C.F.R. §240.10D-1(b)(1)(i) for certain circumstances under which the Policy will apply to Incentive-Based Compensation Received during a transition period arising due to a change in the Company’s fiscal year.

4. Erroneously Awarded Compensation. The amount of Incentive-Based Compensation subject to recovery under this Policy with respect to each Executive Officer in connection with an accounting restatement described in Section 2 (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. For Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (1) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

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EXHIBIT 97.1
5. Recovery of Erroneously Awarded Compensation. The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the conditions of paragraphs (a), (b), or (c) below apply. The Board shall determine the amount of Erroneously Awarded Compensation Received by each Executive Officer, shall promptly notify each Executive Officer of such amount and demand repayment or return of such compensation based on a repayment schedule determined by the Board in a manner that complies with this “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal guidance, by the Securities and Exchange Commission (the “SEC”), judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case and the Board is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement.

(a) Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Board has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.

(b) Erroneously Awarded Compensation need not be recovered if recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation and shall provide such opinion to the Exchange.

(c) Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6. Board Decisions. Decisions of the Board with respect to this Policy shall be final, conclusive and binding on all Executive Officers subject to this Policy, unless determined to be an abuse of discretion.
7. No Indemnification.     Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation or any claims related to the Company’s enforcement of its rights under this Policy.

8. Agreement to Policy by Executive Officers. The Board shall take reasonable steps to inform Executive Officers of this Policy and obtain their agreement to this Policy, which steps may constitute the inclusion of this Policy as an attachment to any award that is accepted by the Executive Officer.

9. Other Recovery Rights. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

10. Disclosure. The Company shall file all disclosures with respect to this Policy required by applicable SEC filings and rules.

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EXHIBIT 97.1

11. Amendments. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section 11 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Exchange rule.

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EXHIBIT 97.1
EXHIBIT A
ASURE SOFTWARE, INC. DODD-FRANK CLAWBACK POLICY
ACKNOWLEDGMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Asure Software, Inc. (the “Company”) Dodd-Frank Clawback Policy (the “Policy”).

By signing this Acknowledgment Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

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